EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” to the Registration Statement on Form S-3 and related Prospectuses of Transmeridian Exploration Incorporated for the registration of 882,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2005 with respect to the consolidated financial statements of Transmeridian Exploration Incorporated at December 31, 2004 and for each of the three years ended December 31, 2004, December 31, 2003, and December 31, 2002, included in the Annual Report on Form 10K for the year ended December 31, 2004, filed with the Securities Exchange Commission.

/s/ John A. Braden & Company, P.C.
Houston, Texas
August 18, 2005